F E L D H A M M E R
                          F I S H M A N

               C 0 M P T A B L E S    A G R E E S
            C H A R T E R E D    A C C 0 U N T A N T S


To the Directors of Ameri-Can Railway Systems Incorporated,

September 24, 1999

Mr. Sydney Harland
Chairman & CEO
100 Walnut Street
Champlain, New York 12919


Dear Mr. Harland:

This is to confirm that the client-auditor relationship between Ameri-can Railway Systems, Incorporated ( Commission File Number
0-25967 ) and Feldhammer / Fishman has ceased.


Sincerely,


/s/ Feldhammer Fishman




                     Feldhammer Fishman S.E.N.C.
      5050 De Sorel, Suite 110, Montreal, Quebec, Canada H4P 1G5
  Tel. (514) 735-5375  Fax: (514) 738-8137  Internet:rfishman@feldhammer.ca